Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Wes Harris	Tommy Pruitt
Senior Director, Investor Relations	Senior Director, Communications
Force Protection, Inc.	Force Protection, Inc.
843.574.3892	843.574.3866
wes.harris@forceprotection.net	tommy.pruitt@forceprotection.net

Force Protection Announces Financial Results for 2011 Third Quarter

~Revenue of $143.6 Million and Earnings Per Share of $0.07~

~Ends 2011 Q3 with $652 Million in Funded Backlog, $122 Million in Cash and No Debt~

~Recent $186 Million Award for 167 Buffalos to Benefit Results into 2014~

SUMMERVILLE, S.C. — November 7, 2011 — FORCE PROTECTION, INC. (NASDAQ:FRPT) today reported financial results for the three months ended September 30, 2011, including net sales of $143.6 million and net income of $0.07 per diluted share.  The Company ended the 2011 third quarter with funded backlog of $652 million and cash of $122 million.  The Company is also continuing to make progress in its business development efforts, with near-term customer decisions expected on a number of substantial programs.

Michael Moody, Chairman and Chief Executive Officer of Force Protection, Inc., said, “We were pleased to return to profitability during our third quarter after a challenging first half of 2011, which was impacted by the timing of awards and deliveries.  Contributing to our 2011 third quarter results was the delivery of 56 vehicles and continued modernization and spares and sustainment revenue.  We also achieved a 22 percent gross margin, which was higher than our long-term target of 20 percent.”

Mr. Moody continued, “We continue to expect the second half of 2011 will be much stronger than the first six months of the year, including a fourth quarter that should be the most substantial of the year.  We also look forward to near-term customer decisions on a number of substantial programs that could benefit our financial results beginning in 2012.  This includes a potential second tranche of vehicle orders under the United Kingdom’s LPPV program, a contract for service and sustainment of the U.S. Army’s fleet of route clearance and MRAP vehicles, Canada’s requirement for vehicles and long-term service as part of its TAPV program, and Australia’s Land 121 Phase 4 and REDFIN vehicle programs.  Success in one or more of these business development pursuits will provide increased visibility to long-term revenue for the Company, as well as move us further away from urgent operational funding.”

Third Quarter

In the third quarter of 2011, the Company reported net sales of $143.6 million versus $176.3 million in the third quarter of 2010. Contributing to the decrease were lower vehicle, modernization, and spares and sustainment revenues primarily attributable to the timing of awards and related delivery of products and services.

Gross margin for the 2011 third quarter was 22.3 percent, as compared to 19.0 percent in the third quarter of 2010. Contributing to the increase in gross margin for 2011 were higher profits on service and modernization revenues resulting from cost reductions and improved pricing, as well as decreased expenses from overhead efficiencies.

The Company reported operating income of $6.8 million in the third quarter of 2011, as compared to an operating loss of $1.6 million in the prior year period.  Significantly contributing to the year-over-year increase in operating income was a 2010 third quarter $8.5 million charge associated with the net impact of the approved settlement of the federal shareholder class action and proposed settlements related to the derivative actions that began in early 2008.  Adjusted operating income(1) for the third quarter of 2010 was $6.9 million, which excludes the litigation settlements.  A reconciliation of 2010 third quarter adjusted operating income to operating loss is included at the end of this press release(1).

Net income for the third quarter of 2011 was $4.5 million, or $0.07 per diluted share, as compared to a net loss of $1.9 million, or $0.03 per diluted share, for the 2010 third quarter. Adjusted net income(1) for the 2010 third quarter was $3.6 million, or $0.05 per diluted share, which excludes $5.5 million (after tax), or $0.08 per share, for the aforementioned litigation settlements.  A reconciliation of 2010 third quarter adjusted net income and adjusted net income per share to net loss and net loss per share is included at the end of this press release(1).

Year to Date

For the nine months ended September 30, 2011, the Company reported net sales of $377.2 million versus $448.3 million for the nine months ended September 30, 2010. Contributing to the decrease was lower sales across all major revenue categories, primarily due to the timing of contract awards and related delivery of products and services.

Gross margin for the nine months ended September 30, 2011 was 17.6 percent, as compared to 20.2 percent for the nine months ended September 30, 2010. Contributing to the decrease in gross margin for 2011 were the impact of lower sales volume, increased expenses for warranty and related issues and costs to obtain full material release on the Buffalo A2 program, the result of certain contract negotiations, and revenue in the first quarter related to a claim settlement and a development contract, with both having minimal associated gross profit.

Operating loss was $17.1 million for the nine months ended September 30, 2011, as compared to operating income of $7.5 million in the prior year period.  Significantly contributing to the year-over-year decrease were the previously discussed items affecting gross margin, as well as higher year-over-year spending on the Company’s business development initiatives in the first half of 2011.  Also impacting 2011 results were $2.3 million in workforce reduction and severance related costs in the first quarter of 2011.  The 2011 year-to-date adjusted operating loss(1) was $13.9 million, which excludes $3.2 million of impairment expense incurred in the second quarter for the Company’s Roxboro, North Carolina, facility.  Adjusted operating income(1) for the nine months ended September 30, 2010 was $16.0 million, which excludes the previously discussed litigation settlements.  Reconciliations of 2011 year-to-date adjusted operating loss and operating loss and 2010 year-to date adjusted operating income and operating income are included at the end of this press release(1).

Net loss for the nine months ended September 30, 2011 was $10.7 million, or $0.16 per diluted share, as compared to net income of $4.0 million, or $0.06 per diluted share, in the comparable period of 2010.  2011 year-to-date adjusted net loss(1) was $8.7 million, or $0.13 per diluted share, which excludes $2.0 million (after tax), or $0.03 per share, for impairment of the Roxboro facility.  This is compared to 2010 year-to date adjusted net income(1) of $9.5 million, or $0.14 per diluted share, which excludes $5.5 million (after tax), or $0.08 per share, for the previously discussed litigation settlements.  A reconciliation of 2011 adjusted net loss and adjusted net loss per share to net loss and net loss per share, as well as a reconciliation of 2010 adjusted net income and adjusted net income per share to net loss and net loss per share is included at the end of this press release(1).

Financial Position

Net cash provided by operating activities during the nine months ended September 30, 2011 was $4.2 million, as compared to net cash used in operating activities of $27.9 million during the comparable prior year period. The Company ended the third quarter of 2011 with cash of $121.9 million, inventories of $115.3 million, and accounts payable of $97.0 million.  In addition, accounts receivable was $115.7 million, including $41.6 million of earned but unbilled receivables.

During the first nine months of 2011, the Company used cash of $9.8 million for capital expenditures and $22.0 million for the repurchase of 5,335,013 shares of Company stock on the open market.  This includes the repurchase of 4,419,694 shares of Company stock during the 2011 third quarter for $17.7 million.

Business Development Initiatives

During the third quarter of 2011, Force Protection Europe, a wholly-owned subsidiary of the Company, commenced initial production under its $280 million contract with the United Kingdom Ministry of Defence (U.K. MoD) for its Light Protected Patrol Vehicle (LPPV) program.  Vehicle deliveries under the LPPV program are expected to begin in the 2011 fourth quarter, with remaining deliveries scheduled for the first half of 2012.  The Company remains in discussion with the U.K. MoD concerning option orders of additional vehicles beyond the current requirement of 200 Foxhounds (the U.K. MoD’s name for the Ocelot under the LPPV program).

The Company also continues to pursue with the Ocelot the Manufactured and Supported in Australia (MSA) option for the Land 121 Phase 4 program, which is designed to provide approximately 1,300 vehicles and trailers, as well as related long-term support, for Australia’s core fleet of military assets.  In addition to the MSA option, the Australian government has collaborated with the U.S. government on the development of the Joint Light Tactical Vehicle (JLTV).  The evaluation for the MSA option in the more than $1.3 billion Land 121 Phase 4 program is currently expected to conclude early next year, at which point the Australian government is expected to make a decision on whether to continue with stage two MSA prototyping, JLTV or a combination of both options.

During the 2011 third quarter, the Company submitted its proposal for Project JP 2097 Phase 1B (REDFIN). The program is for up to 76 vehicles for the Australian Special Forces, and the Company has offered a variant of the Ocelot.  A down select to a preferred bidder for the prototype, development and evaluation phase for REDFIN is expected by the end of 2011 or early next year.

As part of an experienced team, the Company continues its pursuit of the U.S. Army’s Route Clearance Vehicle MRAP Contractor Logistics Support Service program competitive requirement for the maintenance of its thousands of related vehicles.  The Company expects this multiyear program could be worth hundreds of millions of dollars annually to the chosen service provider.  A selection by the customer of the preferred service provider is anticipated by early next year.

The Company has submitted a Cougar 6x6 variant called Timberwolf as a potential solution for Canada’s more than $1 billion Tactical Armoured Patrol Vehicle (TAPV) program, which requires procurement of an initial 500 vehicles and related long-term support services with an option for an additional 100 vehicles and related support services. The Company is teamed with Canadian-based CAE and secured Elbit Systems and Lockheed Martin Canada as key providers. A contract award to the final selected bidder is expected by the second quarter of 2012.

Outlook

Mr. Moody concluded, “Our third quarter results represent a good start to a 2011 second half that is expected to be a substantial improvement over the first half of the year.  Supporting our outlook is $652 million of funded backlog at the end of the third quarter, with a significant portion associated with fourth quarter deliveries of a number of modernization programs for the U.S. Marines’ Cougar fleet, continued shipments of Buffalos to the U.S. Army, and initial deliveries of Foxhounds to the United Kingdom.  We are also seeing the benefits of our expense containment efforts and related initiatives designed to increase the flexibility of our cost structure.  All of these factors point to a substantial fourth quarter, as well as a successful and profitable 2011 full year.

“As we look beyond 2011, in addition to a significant level of existing funded backlog as of September 30, we are encouraged by our success in securing incremental business for the Company.  One example is last week’s announcement of a $186 million award for the delivery of 167 Buffalos to the U.S. Army as part of their long-term requirement.  Combined with existing orders, we now have full visibility for the delivery of approximately 100 Buffalos per year for both 2012 and 2013, with additional shipments through April 2014.  We expect to receive continued orders of our existing portfolio of products and services over the longer-term, and will further benefit from success in one or more of the large programs we are pursuing.  All of these strategic efforts and initiatives are designed to broaden our business for long-term success and increase value for our shareholders.”

Conference Call Information

The Company will hold a conference call today at 11:30 a.m. Eastern Time.  A question and answer session will follow the management commentary portion of the call.

To listen to the call, dial 866.578.5747 (for international, dial 617.213.8054) five to ten minutes prior to the scheduled start time and provide passcode 49490144.  A live Webcast will also be available at that time on the Company’s website, www.forceprotection.net, under the “Investor Relations” section. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software.  A replay of the call will be available two hours after the end of the call through Monday, November 21, 2011.  To access the replay, dial 888.286.8010 (for international, dial 617.801.6888) and enter passcode 52059317, or visit the “Investor Relations” section of the Company’s website.

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and the related variants of each, are designed specifically for reconnaissance and other operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs.  For more information on Force Protection and its products and services, visit www.forceprotection.net.

Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward-looking statements include, among other things: the growth, demand and interest for Force Protection’s services and products, including the Buffalo, Cougar, Ocelot and JAMMA vehicles; current backlog; anticipated awards and expected deliveries of Ocelot vehicles; the effect of the LPPV award for future growth; expectations for future programs, including Land 121, TAPV, REDFIN and Route Clearance Vehicle MRAP Contractor Logistics Support Service and the related timing of proposals and awards; modernization and spares and sustainment contracts and the effect of operations in Afghanistan; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its development initiatives and opportunities to broaden its platform; the Company’s expected financial and operating results, including its revenues, margin, earnings and cash flows, for future periods; the Company’s belief that for the second half of 2011, it anticipates much stronger revenue than the first six months of the year; the Company’s expectation that 2011 deliveries under the LPPV program will begin in the fourth quarter, with further deliveries continuing through the first half of 2012; the Company’s belief that success in one or more of the identified large programs it is pursuing will better position the Company for long-term success and result in increased shareholder value; and, the Company’s share repurchase program.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the execution of modernization and vehicle deliveries already under contract, especially for the 2011 fourth quarter as it is expected to be the largest revenue quarter of the year; the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the three and nine months ended September 30, 2011.

(1)         Use of Non-GAAP Financial Measures

Certain disclosures in this press release include “non-GAAP financial measures.” A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The Company defines “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” as operating loss, net loss and net loss per share as reported under GAAP less the impact of the impairment in the valuation of the Company’s Roxboro, North Carolina, facility in the second quarter of 2011 and the charge for the approved settlement of federal shareholder class action and proposed settlements related to derivative actions in the third quarter of 2010. By excluding these charges, management is able to compare the Company’s ongoing operations to prior periods and to the ongoing operations of other companies in its industry.  Management believes that excluding the expense for the impairment of the valuation of the Company’s Roxboro, North Carolina, facility is useful to investors because it is more representative of the ongoing business of the Company and reflects the financial indicators used by management to evaluate the Company’s financial results.

These amounts are not measures of financial performance under GAAP. They should be considered supplemental to and not a substitute for financial performance in accordance with GAAP. These non-GAAP measures should not be considered measures of the Company’s liquidity.  In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. The Company’s definition of “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” may differ from similar measures used by other companies and may differ from period to period. Subject to the review and approval of the Company’s audit committee, management may make other adjustments for expenses and gains that it does not consider reflective of core operating performance in a particular period and may modify “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” by excluding this expense. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP. A reconciliation of “adjusted operating loss”, “adjusted net loss” and “adjusted net loss per share” with operating loss, net loss and net loss per share are included in the accompanying financial data.

(Tables follow)

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In Thousands, Except Per Share Data)		(In Thousands, Except Per Share Data)
Net sales	$143,597	$176,265	$377,176	$448,251
Cost of sales	111,646	142,690	310,675	357,605
Gross profit	31,951	33,575	66,501	90,646
General and administrative expenses	19,893	27,868	62,799	65,732
Asset impairment expense	—	—	3,200	—
Research and development expenses	5,287	7,314	17,610	17,445
Operating profit (loss)	6,771	(1,607)	(17,108)	7,469
Other (expense) income, net	(32)	(187)	(94)	75
Interest expense, net	(27)	(22)	(82)	(216)
Income (loss) before income tax	6,712	(1,816)	(17,284)	7,328
Income tax (expense) benefit	(2,174)	(48)	6,596	(3,279)
Net income (loss)	$4,538	$(1,864)	$(10,688)	$4,049
Earnings (loss) per common share:
Basic	$0.07	$(0.03)	$(0.16)	$0.06
Diluted	$0.07	$(0.03)	$(0.16)	$0.06
Weighted average common shares outstanding:
Basic	66,758	68,799	68,227	68,753
Diluted	67,387	68,799	68,227	69,681

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	As of September 30,	As of December 31,
	2011	2010
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$121,898	$149,965
Accounts receivable, net	115,650	124,831
Inventories	115,311	90,110
Deferred income tax assets	13,745	12,336
Other current assets	25,516	41,520
Total current assets	392,120	418,762
Property and equipment, net	54,731	60,422
Investment in unconsolidated joint ventures	2,627	2,815
Other assets	1,012	705
Total assets	$450,490	$482,704

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$97,028	$94,593
Due to United States government	3,421	1,331
Advance payments on contracts	24,942	5,875
Other current liabilities	23,903	50,943
Total current liabilities	149,294	152,742
Deferred income tax liabilities	1,382	973
Other long-term liabilities	1,796	562
	152,472	154,277
Commitments and contingencies

Shareholders’ equity:
Common stock	72	71
Additional paid-in capital	265,415	262,451
Accumulated other comprehensive loss	(740)	(88)
Treasury stock, at cost	(22,032)	—
Retained earnings	55,303	65,993
Total shareholders’ equity	298,018	328,427
Total liabilities and shareholders’ equity	$450,490	$482,704

Force Protection, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended September 30,
	2011	2010
	(In Thousands)
Cash flows from operating activities:
Net (loss) income	$(10,688)	$4,049
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities –
Depreciation and amortization	12,834	12,099
Deferred income tax (benefit) provision	(629)	7,475
Income tax effect realized from stock transactions	(122)	(11)
Stock-based compensation	2,877	2,486
Provision for estimated litigation settlement	—	8,500
Provision for inventory	2,320	3,084
Provision for asset impairment	3,200	—
Other	326	106
(Increase) decrease in assets –
Accounts receivable	10,381	(43,127)
Inventories	(24,967)	(11,716)
Other assets	(8,401)	(5,848)
Increase (decrease) in liabilities –
Accounts payable	(643)	5,866
Due to United States government	2,090	(3,525)
Advance payments on contracts	19,066	(484)
Other liabilities	(3,452)	(6,843)
Total adjustments	14,880	(31,938)
Net cash provided by (used in) operating activities	4,192	(27,889)
Cash flows from investing activities:
Capital expenditures	(9,776)	(12,307)
Purchase of JAMMA assets	—	(1,650)
Other	19	22
Net cash used in investing activities	(9,757)	(13,935)
Cash flows from financing activities:
Purchase of treasury stock	(22,032)	—
Proceeds from issuance of common stock	208	17
Income tax effect realized from stock transactions	122	11
Other	(100)	—
Net cash (used in) provided by financing activities	(21,802)	28
Effect of foreign currency rate changes on cash	(700)	(20)
Decrease in cash and cash equivalents	(28,067)	(41,816)
Cash and cash equivalents at beginning of year	149,965	147,254
Cash and cash equivalents at end of period	$121,898	$105,438

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than U.S. generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP.  See Footnote (1) for further discussion.

The adjustments relate to:

•      2011 second quarter impairment expense associated with the Company’s Roxboro, North Carolina, facility, and,

•      2010 third quarter estimated settlements of federal shareholder class action and related derivative actions that began in early 2008.

Force Protection, Inc. and Subsidiaries Reconciliation

(In Thousands, Except Per Share Data)

(Unaudited)

	For the three months ended			For the three months ended
	September 30, 2011			September 30, 2010
	Reported Basis (GAAP)	Asset Impairment	Comparable Basis (Adjusted)	Reported Basis (GAAP)	Litigation settlement	Comparable Basis (Adjusted)

Net sales	$143,597	$—	$143,597	$176,265	$—	$176,265
Cost of sales	111,646	—	111,646	142,690	—	142,690
Gross profit	31,951	—	31,951	33,575	—	33,575
Gross profit percentage	22.3%		22.3%	19.0%		19.0%
General and administrative expenses	19,893	—	19,893	27,868	8,500	19,368
Research and development expenses	5,287	—	5,287	7,314	—	7,314
Operating income (loss)	6,771	—	6,771	(1,607)	(8,500)	6,893
Other expense, net	(32)	—	(32)	(187)	—	(187)
Interest expense, net	(27)	—	(27)	(22)	—	(22)
Income (loss) before income tax expense	6,712	—	6,712	(1,816)	(8,500)	6,684
Income tax (expense) benefit	(2,174)	—	(2,174)	(48)	3,029	(3,077)
Net income (loss)	$4,538	$—	$4,538	$(1,864)	$(5,471)	$3,607
Earnings (loss) per common share:
Basic	$0.07	$—	$0.07	$(0.03)	$(0.08)	$0.05
Diluted	$0.07	$—	$0.07	$(0.03)	$(0.08)	$0.05
Weighted average common shares outstanding:
Basic	66,758	66,758	66,758	68,799	68,799	68,799
Diluted	67,387	67,387	67,387	68,799	69,613	69,613

Force Protection, Inc. and Subsidiaries Reconciliation

(In Thousands, Except Per Share Data)

(Unaudited)

	For the nine months ended			For the nine months ended
	September 30, 2011			September 30, 2010
	Reported Basis (GAAP)	Asset Impairment	Comparable Basis (Adjusted)	Reported Basis (GAAP)	Litigation settlement	Comparable Basis (Adjusted)

Net sales	$377,176	$—	$377,176	$448,251	$—	$448,251
Cost of sales	310,675	—	310,675	357,605	—	357,605
Gross profit	66,501	—	66,501	90,646	—	90,646
Gross profit percentage	17.6%		17.6%	20.2%		20.2%
General and administrative expenses	62,799	3,200	59,599	65,732	8,500	57,232
Asset impairment expense	3,200	—	3,200	—	—	—
Research and development expenses	17,610	—	17,610	17,445	—	17,445
Operating (loss) income	(17,108)	(3,200)	(13,908)	7,469	(8,500)	15,969
Other (expense) income, net	(94)	—	(94)	75	—	75
Interest expense, net	(82)	—	(82)	(216)	—	(216)
(Loss) income before income tax expense	(17,284)	(3,200)	(14,084)	7,328	(8,500)	15,828
Income tax benefit (expense)	6,596	1,170	5,426	(3,279)	3,029	(6,308)
Net (loss) income	$(10,688)	$(2,030)	$(8,658)	$4,049	$(5,471)	$9,520
(Loss) earnings per common share:
Basic	$(0.16)	$(0.03)	$(0.13)	$0.06	$(0.08)	$0.14
Diluted	$(0.16)	$(0.03)	$(0.13)	$0.06	$(0.08)	$0.14
Weighted average common shares outstanding:
Basic	68,227	68,227	68,227	68,753	68,753	68,753
Diluted	68,227	68,227	68,227	69,681	69,681	69,681